UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014 (August 13, 2014)

Navient Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36228	46-4054283
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Continental Drive, Newark, Delaware	19713
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 283-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS WITH CERTAIN OFFICERS.

On August 13, 2014, the Board of Directors of Navient Corporation (the “Company”), upon the recommendation of the Compensation and Personnel Committee, adopted and approved (i) an Executive Severance Plan for Senior Officers (the “Executive Severance Plan”) and (ii) a Change in Control Plan for Senior Officers (the “CIC Severance Plan” and collectively with the Executive Severance Plan, the “Severance Plans”). As adopted, each of the Severance Plans is designed to provide benefits to certain senior employees of the Company, including the Company’s named executive officers, and is generally consistent with the executive severance plans sponsored by SLM Corporation immediately prior to the spin-off of the Company on April 30, 2014. The following description of the Severance Plans is qualified in its entirety by the full text of each plan, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated by reference herein.

Executive Severance Plan

Under the Executive Severance Plan, eligible officers are entitled to receive a lump sum cash payment equal to (i) a multiple of base salary and an average of the last twenty-four (24) months of bonus compensation, plus (ii) a pro-rated target bonus for the year of termination, upon the following events: (a) resignation from employment for good reason (as defined in the Executive Severance Plan); (b) the Company’s decision to terminate an eligible officer’s employment for any reason other than for cause (as defined in the Executive Severance Plan), death or disability or (c) upon mutual agreement of the Company and the eligible officer. The multiplier for each eligible officer position is as follows: chief executive officer – multiplier of two (2); all other eligible officers – multiplier of one (1). Under the Executive Severance Plan, in no event will an eligible officer’s severance payment exceed a multiple of three (3) times an officer’s base and incentive bonus.

In addition to the cash severance payment, eligible officers will also receive subsidized medical benefits and outplacement services for eighteen (18) months (twenty-four (24) months for the chief executive officer). Treatment of any outstanding equity upon a termination event is governed by the terms of the applicable equity agreement and not the Executive Severance Plan.

CIC Severance Plan

Under the CIC Severance Plan, if an eligible officer’s employment is terminated as a result of (i) the resignation of such eligible officer for good reason (as defined in the CIC Severance Plan) or (ii) the Company’s decision to terminate an eligible officer’s for any reason other than for cause (as defined in the CIC Severance Plan), death or disability within twenty-four (24) months following a change in control of the Company (as defined in the CIC Severance Plan), the eligible officer will be entitled to receive a lump sum cash payment equal to two (2) times the sum of his or her base salary and average annual performance bonus (based on the prior twenty-four (24) months). Additionally, an eligible officer will also be entitled to receive a pro-rated portion of his or her target annual performance bonus for the year in which the termination occurs, as well as continuation of medical insurance benefits for a two (2) year period. Under the CIC Severance Plan, outstanding equity awards become vested and non-forfeitable in connection with a change in control if the acquiring or surviving entity does not assume such equity awards awards. The CIC Severance Plan does not allow for excise tax gross-ups in the event any compensation or benefit would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or would be subject to taxes of any state, local or federal taxing authority that would not have been imposed but for a change in control, including any excise tax under Section 4999 of the Code.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

10.1*	Navient Corporation Executive Severance Plan of Senior Officers.

10.2*	Navient Corporation Change in Control Severance Plan of Senior Officers.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIENT CORPORATION

Date: August 19, 2014	By:	/s/ Eric Watson
Eric Watson
Vice President and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Navient Corporation Executive Severance Plan of Senior Officers.

10.2*	Navient Corporation Change in Control Severance Plan of Senior Officers.

*	Filed herewith.